Exhibit 10.9

Development Outsourcing Basic Contract

Sellgate Japan Co., Ltd. (hereinafter referred to as “Party A”) and Onplanetz Co., Ltd. (hereinafter referred to as “Party B”) have concluded the following development outsourcing contract (hereinafter referred to as the “Contract”).

Article 1 (Purpose)

(1)	The purpose of this Contract shall be to provide for basic contractual matters regarding the rights and obligations of Party A and Party B in order for Party B to properly and reliably perform the services entrusted by Party A.

(2)	This Contract shall apply to an individual contract (hereinafter referred to as the “Individual Contract”) to be concluded between Party A and Party B. Provided, however, that in the event that the contents of the Individual Contract differ from those of this Contract, the provisions of the Individual Contract shall prevail only to the extent of such contents.

Article 2 (Entrusted Business)

(1)	Party A shall entrust Party B with services related to the development of software and services incidental thereto (hereinafter referred to as the “Services”) and Party B shall undertake the Service.

(2)	The Services shall include the following services (hereinafter referred to as the “Individual Services”) and the content of each Individual Services and the form of contract shall be as follows.

Description

Job Description	Form of contract	Details of the work
Contract work	Contract	One`s Score Algorithm Development and Data Infrastructure Construction Project

Article 3 (Conclusion of Individual Contract)

(1)	An Individual Contract shall be established when Party A makes an application to Party B by means of a purchase order, and Party B accepts such application by means of a written acceptance note.

(2)	The Individual Contract prescribed in the preceding paragraph shall specify the transaction conditions prescribed in each of the following items.

(1) Details of the Services (hereinafter referred to as the “Specifications”) )

(2) Due date for delivery

(3) Details of the items to be delivered and the place of delivery;

(4) Consideration for the Services and the payment method

(5) Other matters necessary for the performance of the Services

Article 4 (Responsibility for Services)

Party B’s responsibility for the performance of the contract work shall be as set forth in each of the following items in accordance with the classification of whether the contract work is a quasi-mandate type or a contract type. The distinction between the quasi-mandate type and the contract type shall be stipulated in the Individual Contract, and if otherwise stipulated in this Contract or the Individual Contract, such stipulation shall prevail.

(1) In case of quasi-mandate type

Party B shall have the obligation to perform the contract work with the due care of a prudent manager and shall have the obligation to complete the deliverables.

(2) In case of contract type

Party B shall be obliged to complete the deliverables conforming to the Specifications. •

Article 5 (Provision of Materials)

(1)	Party A shall, in accordance with a request from Party B, disclose, lend and provide materials, etc. (hereinafter referred to as “Materials”) necessary for the Services.

(2)	Party B shall use the Materials provided by Party A with the due care of a prudent manager.

(3)	In the event that Party A does not provide the Materials as requested by Party B, or in the event that there are defects in the provided Materials, Party B shall not be liable for any damages incurred by Party A due to such defects.

Article 6 (Delivery)

Any deliverables (hereinafter referred to as the “Deliverables”) obtained in the course of the performance of the Services Party B shall deliver the Deliverables to Party A by the due date for delivery specified in the Individual Contract at the place and by the method specified in the Individual Contract.

Article 7 (Bearing of Risk)

Party B shall bear the risk of loss, damage, etc. of the Deliverables before the delivery set forth in the preceding article, and Party A shall bear the risk after the delivery.

Article 8 (Acceptance)

(1)	Within thirty (30) days from the date of delivery of the Deliverables (hereinafter referred to as the “Inspection Period”), Party A shall inspect the Deliverables.

(2)	In case that the Deliverables conform to the inspection set forth in the preceding paragraph, Party A shall notify Party B to that effect.

(3)	In case that the Deliverables do not conform to the inspection set forth in paragraph (1), Party A shall notify Party B to that effect and the specific reason for non-conformity. In such case, Party B shall correct and deliver the same to Party A within a period to be determined upon consultation with Party A, and Party A shall conduct the designated inspection again during the Inspection Period. However, such amendments may be made up to two (2) times.

(4)	Even if Party A does not deliver the acceptance inspection result, the Deliverables shall be deemed to have passed the inspection prescribed in this article unless Party A makes an objection in writing and clearly states the specific reason within the Inspection Period prescribed in paragraph (1).

(5)	Acceptance of the Deliverables shall be completed upon the acceptance of the inspection under this article.

Article 9 (Warranty against Defects)

(1)	Within six (6) months after the completion of acceptance inspection of the Deliverables, any inconsistency with the Specifications (hereinafter referred to as the “Defect”) that could not be found by inspection, Party A may request Party B to correct such defect.

(2)	The provisions of the preceding paragraph shall not apply in cases where such defect is caused by the instructions of Party A or the Materials provided by Party A.

Article 10 (Outsourcing Fee)

(I)	Party A shall pay to Party B an outsourcing fee as consideration for the Services as agreed in the Individual Contract.

(2)	Party A shall pay the amount obtained by adding the amount equivalent to consumption tax to the outsourcing fee set forth in the preceding paragraph by means of wire transfer to a bank account separately designated by Party B. The wire transfer fee shall be borne by Party A.

Article 11 (Bearing of Costs)

Communication, transportation and other expenses relating to the performance of the Services shall be borne by Party A.

Article 12 (Ownership of Intellectual Property Rights)

(1)	All intellectual property rights (including copyright (including rights under Articles 27 and 28 of the Copyright Act), patent rights, utility model rights, trademark rights, design rights, and other intellectual property rights (including the right to acquire those rights or to apply for registration, etc. of those rights, the same shall apply hereinafter) pertaining to inventions and other intellectual property (hereinafter collectively referred to as “Inventions”) arising in the course of the Service shall belong to Party B.

(2)	Intellectual property rights related to the Deliverables (excluding intellectual property rights that have belonged to Party B prior to the commencement of the Services and copyright related to programs that can be used universally) shall be transferred or belong to Party A at the time of payment of outsourcing fee and a consideration for such transfer shall be included in the outsourcing fee.

(3)	With respect to the rights vested in Party A under this article, Party B shall not exercise the moral rights of author.

Article 13 (Confidentiality Obligation)

(1)	Party A and Party B shall strictly store and manage business, technical, or any other business information (hereinafter referred to as “Confidential Information”) of the other party that is disclosed to or learned from the other party. However, information that falls under any of the following items shall not be included in Confidential Information.

(1)	Information already held prior to disclosure

(2)	Information that was already in the public domain at the time of disclosure and information that has become in the public domain after disclosure through no fault of the Receiving Party;

(3)	Information rightfully obtained from a third party without any obligation of confidentiality;

(4)	Information independently developed or created without reference to information provided by the other party.

(2)	Party A and Party B shall use the Confidential Information only within the scope of the purpose of this contract.

Article 14 (Re-entrustment)

Party B may re-entrust all or part of the Services to a third party only with the approval of Party A. In this case, Party B shall be responsible to Party A for the appointment and supervision of such third party.

Article 15 (Exclusion of Antisocial Forces)

(1)	Party A and Party B shall each promise the matters set forth in the following items to the other party.

(1)	Each party and its officers are not anti-social forces and do not have any relationship with anti-social forces that should be socially criticized.

(2)	Each party shall not allow anti-social forces to use its name to enter into this Contract.

(3)	Each party shall not use threatening language or violence against the other party, spread rumors, disturb the business of the other party or damage the credit of the other party by using fraudulent means or force, make unreasonable demands beyond legal liability, or conduct any other acts equivalent thereto, directly or by using a third party.

(2)	In the event that the other party breaches the commitment set forth in the preceding paragraph, Party A and Party B may terminate the Contract without any notice or demand. In this case, the canceling Party shall not be required to compensate for any damages incurred by the other party. In addition, a party who has violated this article must compensate for any and all damages resulting from such violation.

Article 16 (Termination)

(1)	In case that any of the following items is applicable to Party A, Party B may terminate the Contract in whole or in part without prior notice or demand.

(1)	There has been a material breach of any provision of this Contract;

(2)	In the event of suspension of payments or insolvency, or the filing of a petition for the commencement of bankruptcy proceedings, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation or any other proceedings similar thereto;

(3)	In the case that any bill or check drawn or accepted by the party has been dishonored

(4)	Where a petition for attachment, provisional attachment, provisional disposition, compulsory execution or auction has been filed;

(5)	If it is subject to the disposition of tax delinquency

(6)	When the financial institution orders the suspension of transactions;

(7)	When there are reasonable grounds to believe that the financial condition has deteriorated or is likely to deteriorate;

(8)	if it has adopted a resolution for dissolution, company split, business transfer or merger;

(9)	If any other serious event occurs which makes it difficult to continue this Contract.

(2)	Notwithstanding the preceding paragraph, in case that Party A has violated any one of the provisions of the Contract, Party B shall give notice in writing to Party A to correct such violation, and in case that such violation has not been corrected even after fourteen (14) days have elapsed from the notice, Party B may terminate the Contract.
(3)	Termination under this article shall not preclude the exercise of the right to claim damages against Party A.

Article 17 (Compensation for Damages)

In the event that Party A or Party B suffers damage due to a cause imputable to the other party under or in connection with this Contract, Party A or Party B shall pay to the other party direct and ordinary damage (excluding loss of profit).

Article 18 (Restrictions on Assignment of Rights)

Neither Party A nor Party B shall assign or provide as collateral to a third party the status under this Contract or all or part of the rights and obligations under this Contract without the prior written consent of the other party.

Article 19 (Contract Period)

(1)	The effective period of this Contract shall be two (2) years from the date of the execution hereof. Provided, however, that if no written notice is given by either of the parties hereto within two (2) months prior to the expiration of the period, the Contract shall be further continued for the same period under the same terms and conditions, and the same shall apply thereafter.

(2)	Notwithstanding the preceding paragraph, Party B may terminate this Contract at any time by giving a written notice at least two (2) months in advance.

Article 20 (Survival)

The provisions of Article 12, Article 13 and any other provision which by their nature shall survive the termination of this Contract, whether by reason of expiration, termination, lapse or otherwise, shall survive the termination of this Contract.

Article 21 (Consultation Clause)

If any doubt arises as to the interpretation of any provision of this Contract, or if any event not provided for in this Contract occurs, the parties shall promptly resolve the matter through mutual consultation in accordance with the principle of good faith.

Article 22 (Governing Law and Court of Jurisdiction)

This Contract shall be governed by the laws of Japan, and any and all disputes arising out of or in connection with this Contract shall be brought before the exclusive jurisdiction of the Tokyo District Court or the Tokyo Summary Court as the court of first instance, depending on the amount of the suit.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed in duplicate by affixing their names and seals thereto, and each party hereto shall retain one (1) original copy thereof.

July 22, 2019

Party A: Kyowa Bldg 6th Floor 2-28-5 Higashi-Nihombashi, Chuo-ku, Tokyo Sellgate Japan Co., Ltd. Yuji Sekino, Representative Director

Party B: Casabianca Shoto 201 2-12-7 Shoto, Shibuya-ku, Tokyo Onplanetz Co., Ltd. Akinari Ken, Representative Director